Exhibit 7(b)


April 28, 1998

Board of Directors Kansas City Life Insurance Company 3520 Broadway Kansas City, Missouri 64141-6139

Re:  Kansas City Life Variable Life Separate Account


Ladies and Gentlemen:

     We hereby consent to the reference to our name under the caption "Legal Matters" in the Prospectus filed as part of Post-Effective Amendment No. 1 to the registration statement on Form S-6 for Kansas City Life Variable Life Separate Account(File No. 333-25443). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

SUTHERLAND, ASBILL & BRENNAN LLP

By:/s/Stephen E. Roth
      Stephen E. Roth